Exhibit 99.1

Adtalem Global Education Signs Agreement To Transfer Ownership of DeVry University

CHICAGO--(BUSINESS WIRE)--December 4, 2017--Adtalem Global Education (NYSE: ATGE), a leading global education provider, today announced that it has signed an agreement to transfer ownership of DeVry University and its Keller Graduate School of Management to Cogswell Education LLC, a company that has significant experience in higher education. The agreement is subject to certain terms and conditions to be met during the transition process, including regulatory and accreditor approval, and the transaction is anticipated to be completed in 2018.

“I am thrilled for DeVry University and its students as it enters this new phase in its history,” said Lisa Wardell, president and CEO of Adtalem. “Cogswell Education is the right partner to fuel DeVry’s mission and commitment to its students, ensuring high-quality programs that help students achieve their career goals.”

Cogswell Education will assume full ownership of DeVry University, and, while no consideration will be paid to Adtalem at closing, the agreement includes an earn-out for Adtalem, which is based on DeVry University’s future performance over a multi-year period. Adtalem has also committed to delivering DeVry with a minimum working capital balance, further supporting DeVry’s future success.

“We will work closely with Cogswell Education over the coming months to finalize the transfer of ownership and ensure a smooth transition for DeVry University, its colleagues and students,” said Wardell. “Adtalem will now have more ability to focus on its remaining institutions across our three key verticals: medical and healthcare, technology and business, and professional education. Adtalem will always be grateful to DeVry University for our legacy in technology education and leadership in serving the educational needs of new majority students.”

James Bartholomew, president, DeVry University, added, “I am pleased that we have identified the best new owner for DeVry University, aligned to our purpose and values. Together, we can continue to serve and empower our students to change their lives.”

Transaction Advisors

Morgan Stanley & Co. LLC acted as the financial advisor and Jones Day as legal advisor to Adtalem in the transaction.

About Cogswell Education LLC

Cogswell Education is the owner of Cogswell College, the second oldest operating college in California, and a regionally accredited institution offering bachelor’s degrees as well as certificate programs.

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading global education provider and the parent organization of Adtalem Educacional do Brasil, American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Carrington College, Chamberlain University, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com.

CONTACT:
Adtalem Global Education
Media Contact:
Ernie Gibble
ernie.gibble@adtalem.com
773-454-7132
or
Investor Contact:
Joan Walter
joan.walter@adtalem.com
630-670-4554
or
Cogswell Education Contact:
Melanie Durian
mdurian@wearecsg.com
720-726-5446